Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (this “Agreement”) is made by and between Michael A. Russak (“Executive”) and Komag, Incorporated (the “Company”) (together referred to as the “Parties”).
RECITALS
     WHEREAS, Executive is employed by the Company;
     WHEREAS, the Company and Executive entered into a an HMT Technology Corporation Employee Innovation, Trade Secret and Confidential Information Agreement (the “Confidentiality Agreement”);
     WHEREAS, the Company and Executive entered into an Executive Employment Agreement, dated August 2, 2005;
     WHEREAS, the Company and Executive entered into an Indemnification Agreement, dated June 30, 2002 (the “Indemnification Agreement”);
     WHEREAS, the Company and Executive entered into Stock Option Agreements dated March 17, 2003, July 25, 2003 and March 15, 2004, subject to the terms and conditions of the Company’s Amended and Restated 2002 Qualified Stock Plan (the “Stock Plan”) and the respective Stock Option Agreements (the “Option Agreements”);
     WHEREAS, the Company and Employee entered into Restricted Stock Purchase Agreements, dated October 7, 2002, February 16, 2005 and February 15, 2006, pursuant to which Executive purchased shares of the Company’s common stock, subject to the terms and conditions of the Stock Plan and the Restricted Stock Purchase Agreements (the “Restricted Stock Agreements,” and together with the Option Agreements, the “Stock Agreements”), and further subject to a right of repurchase in favor of the Company as set forth in the respective Restricted Stock Agreements (the “Repurchase Option”);
     WHEREAS, Executive’s employment with the Company will terminate on October 3, 2006 (the “Termination Date”); and
     WHEREAS, Executive and the Company mutually desire that Executive continue to provide his services as an independent consultant following the Termination Date and concurrent with the execution of this Agreement, Executive and the Company are entering into a Consulting Agreement (the “Consulting Agreement”); and
     WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Executive may have against the Company as defined herein, arising or in any way related to Executive’s employment with, or separation from, the Company.

     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
     1. Consideration.
          (a) Cash.
               (i) The Company agrees to pay Executive the aggregated sum of Four Hundred One Thousand Seven Hundred Dollars ($401,700.00), less applicable withholdings, on the following payment schedule:

Payment Date	Amount
January 1, 2007	$100,425
January 31, 2007	$33,475
February 28, 2007	$33,475
March 15, 2007	$234,325
     The period from the Termination Date through March 15, 2007 shall be referred to herein as the “Payment Period.” Following the Termination Date, Executive will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits or bonuses.
               (ii) The Company agrees to pay Executive a single lump sum cash payment of $70,650 in full satisfaction of all obligations and amounts owed by the Company to Executive under the Company’s Target Incentive Plan (“the “TIP”), with such payment being made on or promptly following the date the Company makes payments for fiscal year 2006 under the TIP to its executive officers and no earlier than January 1, 2007 and no later than March 15, 2007 (the “TIP Payment Date”); provided however, that the Company shall only be obligated to make the payments to Executive contemplated by this Section 1(b)(ii) to the extent Executive is in compliance in all respects (as determined by the Company in its sole judgment) with the terms and conditions of this Agreement on the TIP Payment Date, including but not limited to Executive’s obligations under Sections 9, 10, 11 and 12.
               (b) Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock which Executive is entitled to purchase from the Company pursuant to the exercise of outstanding options, the Executive will be considered to have vested up to the Termination Date and will be granted twelve (12) months of additional accelerated vesting. Executive acknowledges that as of the Termination Date, after giving effect to the aforementioned acceleration of twelve (12) months of vesting, he will be vested in 10,888 options and no more. The post-termination exercise period and other terms and conditions of Executive’s stock options will continue to be governed by the terms of those stock options; provided, however, that the Parties agree that Executive’s stock options shall cease vesting in their entirety and shall terminate to the extent unvested as of the Termination Date and after giving effect to the twelve-month vesting acceleration specified in the previous sentence, notwithstanding Executive’s continued performance of services to the Company pursuant to the Consulting Agreement. The Parties further agree that for purposes of determining the number of shares of the Company’s common stock which have been released from the Repurchase Option under the Restricted Stock Agreements (the “Released Shares”) the Repurchase Option shall cease lapsing as of the Termination Date and will lapse as to an additional twelve (12) months worth of shares. After giving effect to the aforementioned lapsing of the Repurchase Right, Employee shall hold 10,001 shares under the Restricted Stock Agreements which are not subject to the Repurchase Option and the Repurchase Option shall continue to exist with respect to the remaining 15,332 shares that were purchased by Executive under the Restricted Stock Agreements. All shares, including those no longer subject to the Repurchase Option, shall continue to be subject to all other terms of the Restricted Stock Agreements; provided, however, that the Parties agree that Executive’s Restricted Stock Agreements shall cease vesting in their entirety and shall terminate to the extent unvested as of the Termination Date and after giving effect to the twelve-month vesting acceleration specified above, notwithstanding Executive’s continued performance of services to the Company pursuant to the Consulting Agreement.
               (c) Benefits. Executive’s health insurance benefits will cease at the end of October 2006, subject to Executive’s right to continue his health insurance under COBRA. Should Executive so elect, the Company shall reimburse Executive for a maximum of twelve (12) months of COBRA premium payments to provide coverage for Executive, his spouse and any eligible dependents; provided that the following apply: (1) Executive timely elects to pay for COBRA coverage and timely submits documentation to the Company substantiating his payments for COBRA coverage; and (2) the Company’s obligation to reimburse Executive for COBRA payments will cease, and the Company will have no further obligations with respect to the payments for continuation coverage to Executive, as of the earlier of (i) Executive becoming eligible for comparable coverage (for example, through obtaining alternative employment) or (ii) the cessation of Executive’s COBRA eligibility. Executive’s participation in all other benefits and incidents of employment ceased on the Termination Date. Executive ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.
     2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall comply with the terms and conditions of the Confidentiality Agreement. Executive shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on or prior to the Effective Date of this Agreement. The Company’s obligation to make the severance payments, provide benefits and vest options under this Agreement is expressly conditioned on Executive’s ongoing compliance with this paragraph 2. In the event Executive materially breaches the terms of this paragraph 2, in addition to any other damages to which the Company may be entitled, the Company shall be entitled to terminate its obligations hereunder and to recover from Executive any payments already made to Executive hereunder. Executive will not, during or subsequent to the term of this Agreement, (i) use the Company’s confidential and proprietary information (“Confidential Information”) for any purpose whatsoever, or (ii) disclose the Confidential Information to any third party, unless as to either case, the Company authorizes such disclosure in writing or the information becomes publicly available through no fault of Executive. Executive agrees that all Confidential Information will remain the sole property of the Company. Executive also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.
     3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation (after giving effect to the Company’s payout to Executive of his accrued but unused vacation balance), commissions and any and all other benefits due to Executive once the above noted payments and benefits are received.
     4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
          a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation and disability benefits;
          d. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

          e. any and all claims for violation of the federal, or any state, constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          h. any and all claims for attorneys’ fees and costs.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Notwithstanding anything to the contrary set forth herein, the Company’s obligations under the Indemnification Agreement (or similar obligations under the Company’s certificate of incorporation or bylaws or by statute) shall survive the Effective Date to the extent such obligations related to actions or circumstances arising prior to the Termination Date.
     5. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that
          (a) he should consult with an attorney prior to executing this Agreement;
          (b) he has up to twenty-one (21) days within which to consider this Agreement;
          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;
          (d) this Agreement shall not be effective until the revocation period has expired; and;
          (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
     6. Civil Code Section 1542. Executive represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Executive acknowledges that he had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims as to the matters herein released on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     8. No Cooperation. Executive agrees that, while he is receiving severance benefits hereunder, he will not act in any manner that might damage the business of the Company. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Executive further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
     9. Non-Defamation. Executive agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. Executive agrees that he shall direct all inquiries for a formal reference from potential employers to Bill Hammack (or his successor). Upon inquiry, Bill Hammack (or his successor) shall only state the following: Executive’s last position and dates of employment and that Executive retired from the Company. The Company’s current officers and directors agree to refrain from any defamation, libel or slander of Executive, and any tortious interference with the contracts, relationships and prospective economic advantage of Executive for so long as they remain employed by the Company.
     10. Non-Compete & Non-Solicit.
          (a) Non-Compete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Payment Period, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance benefits set forth in Section 1 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Executive may, without violating this Section 10, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Executive represent less than three percent of the total number of shares of such corporation’s capital stock outstanding.
     For the purposes of this Agreement, “Competition” shall mean (i) any company, partnership, limited liability company or other entity any portion of whose business relates to the design, manufacture, development or sales of thin-film media or (ii) any entity who is a significant client of the Company.
          (b) Non-Solicit. Executive agrees that for a period of twelve (12) months immediately following the Termination Date, Executive shall not either directly or indirectly, without the prior written consent of the Company, solicit any of the Company’s employees to leave their employment, either for himself or any other person or entity. Executive also acknowledges and agrees that he has received the Company’s trade secrets in relation to his work with the following customers of the Company: Western Digital, Seagate, Hitachi, Samsung and Toshiba (the “Customers”). Thus, Executive agrees that for a period of twelve (12) months immediately following the Termination Date, Executive shall not either directly or indirectly, without the prior written consent of the Company, solicit any of the Customers to terminate any of their respective customer relationships with the Company.
     11. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (i) an admission of the truth or falsity of any claims heretofore made or (ii) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
     12. No Knowledge of Wrongdoing. Executive represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.
     13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     14. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in the same manner as is specified in the Consulting Agreement.
     15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     16. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
     18. Entire Agreement. This Agreement, the Confidentiality Agreement, the Consulting Agreement, the Indemnification Agreement, and the stock agreements referenced above represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the Consulting Agreement, the Indemnification Agreement and the stock agreements to the extent such documents are not specifically modified by the terms of this Agreement.
     19. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.
     20. Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.
     21. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.
     22. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration (except those arbitration costs which the Company is obligated to pay, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

     23. Effective Date. This Agreement is effective after it has been signed by both parties and after seven (7) days have passed since Executive has signed the Agreement (the “Effective Date”).
     24. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

KOMAG, INCORPORATED

Dated: 10/25/06	By	/S/ Tim Harris
Tim Harris
Chief Executive Officer

MICHAEL A. RUSSAK, an individual

Dated: 10/18/06	/S/ Michael A. Russak
Michael A. Russak
(signature page to Separation Agreement and Release)